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                                                                    Exhibit 4.10

                                 AMENDMENT NO. 2

                                     to the

                                 BASIC AGREEMENT

                           of June 17/th//18/th/ 1999

                                     between

                          BAYER AG, Leverkusen, Germany

                                       and

                     LION bioscience AG, Heidelberg, Germany

                                       and

          LION bioscience Research Inc., Cambridge, Massachusetts, USA

This second amendment (the "Second Amendment") to the Basic Agreement, dated June 17/th//June 18/th/, 1999, (the "Agreement") as amended by Amendment No. 1 dated as of February 15, 2002, (the "First Amendment") by and between BAYER AG, a German stock corporation with offices in Leverkusen, Germany, ("BAYER") and LION bioscience Aktiengesellschaft, a German stock corporation with offices in Heidelberg, Germany, ("LION") and LION bioscience Research Inc., a Delaware corporation with offices in Cambridge, Massachusetts, United States, (the "Company" or "LBRI") is dated as of June 27, 2003 (the "Effective Second Amendment Date").

WHEREAS, in June 1999, BAYER and LION entered into a novel and innovative relationship governed by the Agreement and related agreements, which was intended to use LION's expertise in the area of life science informatics and "in silico" drug discovery to accelerate BAYER's drug discovery activities and processes;

WHEREAS, pursuant to the Agreement, LION was to, inter alia, deliver 500 novel drug targets to BAYER over the five-year term of the Agreement as well as develop certain specified IT solutions to improve the efficiency of the drug discovery process during this time period within BAYER;

WHEREAS LION offers BAYER all LION software during the term of the Agreement by presenting such software to BAYER's professionals;

WHEREAS for the purposes of this collaboration LION bioscience Research Inc., a special purpose subsidiary has been incorporated;

WHEREAS the collaboration was and still is very successful BAYER generated to LION a success-payment on the basis of the first Amendment (effective on February 15, 2003);

WHEREAS LION offered to BAYER - as proof of its commitment - to do its best efforts, e.g. by

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providing additional resources in this project and/or implementing an incentive-program, to deliver BAYER 300 additional class-B-targets until June 30, 2004 in addition to the targets as agreed upon in the Basic Agreement dd. 17/18/th/ of June 1999 under today's circumstances in order to underline its constant commitment to the success of the collaboration;

WHEREAS such collaboration is in a certain way a 'living entity' which has to take into account the actual situation, developments and changing needs of either party, which led to the following understandings and clarifications on the wording of the Agreement;

ACCORDINGLY the representatives of BAYER and LION meet - even on an executive level - from time to time in order to discuss recent developments and their impact on the collaboration;

ACCORDINGLY LION communicated to BAYER a Letter of Understanding in regard to the LION's BioScout software which BAYER had already licensed before the Agreement came into force, according to which no further license fee for BioScout shall be due after coming into force of the Agreement;

ACCORDINGLY, as the collaboration is financed by BAYER in the way that BAYER covers all related costs, LION pro-actively solved the only remaining open issue in regard to certain hardware upgrades and costs for purchasing Silico Genetics' software GeNet by guaranteeing to refund to BAYER the amounts which have already been paid bay BAYER to LION in this regard;

WHEREAS BAYER and LION are considering appropriately BAYER's previous investments in the LBRI-Project especially in regard to any future mutual business-relationship in order to preserve the value of such investments;

NOW, IN ORDER TO accommodate BAYER's today's interests and needs - even before the terms and conditions for such future collaboration are defined -, LION and BAYER hereby agree to change the Agreement exclusively in regard to the following:

1.       Bioinformatics Development Plan

The Parties agree that the software development defined in the Agreement will be newly structured and performed according to Annex 1 to this Amendment.

2.       Target Validation Plan

The Parties agree to modify the Target Deliverables, respectively the Delivery Plan as defined in the Agreement by establishing activities according to Annex 2 to this Amendment.

3.       Pricing

For the avoidance of doubt the Parties agree that the modifications mentioned in section 1 and 2 above including the corresponding Annexes do not change in any way the payment-structure mentioned in the Agreement; i.e. all mentioned modifications do not cause additional costs for BAYER. Furthermore, taking into account the guarantee LION has given to BAYER to refund to BAYER upon signature of this amendment the amounts already paid by BAYER in regard certain hardware upgrades and costs for purchasing Silicon Genetics' software GeNet (i.e. in total 200.000 USD net), BAYER agrees and acknowledges herewith that all payments in the past were done for services rendered and are non-

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refundable.

4.       Entire Agreement

The Basic Agreement as amended by the First Amendment and this Second Amendment, together with the Annexes to the Basic Agreement and to the First Amendment and the Second Amendment and any other documents referenced herein or therein, contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and shall supersede and merge all prior and contemporaneous communications, agreements, arrangements, undertakings and obligations with respect to the subject matter hereof. No addition to or modification of any provision of this Agreement shall be binding upon the parties unless made by a written instrument subsequent to the Effective Second Amendment Date and signed by duly authorized representatives on behalf of each of the parties. Any party contending that this Agreement has been amended or modified shall be required to establish such amendment or modification by clear and convincing evidence.

All provisions of the Basic Agreement as amended by the First Amendment and not modified or amended by this Second Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their respective duly authorized representative as of the Effective Second Amendment Date.

Wuppertal/Heidelberg: ______________________

BAYER AG

    /s/ J.A. Karlsson
By: ------------------------------------------
    Dr. J.A. Karlsson
    Ph-R Head

    /s/ van den Kerckhoff
By: ------------------------------------------
    Dr. van den Kerckhoff
    Patents & Licensing

LION bioscience AG

    /s/ Friedrich von Bohlen und Halbach
By: ---------------------------------------------
    Dr. Friedrich von Bohlen und Halbach, Chief Executive Officer

LION bioscience Research Inc.

    /s/ Anthony Caruso
By: ------------------------------------------
    Anthony Caruso, President

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